Exhibit 10.94

Russ Berrie and Company, Inc.

111 Bauer Drive, Oakland, NJ 07436

(201) 337-9000   (800) 631-8465

July 27, 2005

Via email: acappiel@wwusa.com

Mr. Anthony Cappiello

1623 Rustic Court

Neptune, NJ 07753

Dear Tony:

I am pleased to offer you the position of Executive Vice President (EVP) and Chief Administrative Officer (CAO) of Russ Berrie and Company, Inc. (the “Company”) effective August 1, 2005.   This position is one of corporate officer of the Company and is included in the CEO’s Senior Staff.

Your employment with the Company will include the following:

1.               COMPENSATION.  Your base salary will be at an annual rate of $325,000.  Your 2005 Incentive Compensation (“IC”) program (pro-rated for your date of hire), and eligibility therefor, is set forth on Exhibit A attached hereto and incorporated herein.  Payment of the IC (or portion thereof) is predicated upon meeting both objective and subjective performance standards established for the applicable year, as set forth on Exhibit A.  Notwithstanding the foregoing, for each of the years 2005 and 2006, $65,000 of your bonus is guaranteed to be paid.  During each of years 2005 and 2006, the $65,000 guaranteed portion of your bonus will be paid in 4 equal installments as soon as reasonably practicable after the end of each of the Company’s fiscal quarters.  For the year 2005, the $65,000 will be pro-rated based upon your date of hire.  In order to receive the IC payment (or any portion thereof), you must be actively employed by the Company at the time of the payment.  In order to be eligible to participate in the IC program, you must execute and deliver to the Company the IC document which has been provided to you.

2.               GROUP HEALTH AND DISABILITY.  After 90 days of continuous employment, you will be eligible to participate in:

a.               The Company’s contributory Group Health Plan and Group Dental Plan.

b.              The Company’s non-contributory Life Insurance Plan. This is provided at no cost to you.

c.               The Company’s non-contributory Business Travel Insurance Plan.  This is provided at no cost to you.

d.              The Company’s non-contributory Accidental Death and Dismemberment Plan.  This is provided at no cost to you.

e.               The Company’s non-contributory Long Term Disability Plan.  This is provided at no cost to you.

3.               VOLUNTARY BENEFITS:  After 90 days of continuous employment, you will be eligible to participate in:

a.               Healthcare Flexible Spending Account.

b.              Dependent Care Flexible Spending Account.

c.               Supplemental Disability and Accident Insurance Plans.

4.               STOCK OPTIONS.  After 3 months of continuous employment, you will be granted 50,000 stock options. These options will be granted under and pursuant to the Company’s 2004 Stock Option, Restricted and Non-Restricted Stock Plan (the “Stock Plan”).  In accordance with the Stock Plan, these options will vest ratably over a period of 5 years. Such options will be Non-Qualified Stock Options.  Possible future grants of stock options shall be at the sole discretion of the Compensation Committee of the Board of Directors of the Company.

5.               401(k) PLAN.  After 6 months of continuous employment, you will be eligible to participate in the Company’s 401(k) plan based on its current provisions.  Under the current plan terms, the Company matches a portion of your contribution to your 401(k) account.  The Company’s contribution vests over a period of 4 years of employment.

6.               EXECUTIVE DEFERRED COMPENSATION PLAN.  Within 30 days of your date of hire, you will be eligible to participate in the Company’s Executive Deferred Compensation Plan.

7.               VACATION.  The Company’s vacation policy provides that after 6 months of employment, you will be eligible for one week paid vacation.  The Company’s vacation policy further provides that thereafter, during the following calendar year, you will be eligible for two weeks paid vacation.  However, you will be eligible for vacation above and beyond the aforementioned policy.  Beginning immediately upon your date of hire, you will be eligible for three weeks paid vacation per year.

8.               HOLIDAY/SICK. You will be eligible for paid holidays and sick time in accordance with Company policy.

9.               CAR ALLOWANCE  You will receive an allowance of $1,100 per month to cover the cost of an automobile, automobile insurance, automobile maintenance and repair, gasoline and any and all other costs and expenses relating to such automobile.

10.         SEVERANCE.  In the event that you are terminated from the Company for reason other than cause, other than your own voluntary resignation or other than a Change in Control in the Company, you will be eligible to receive severance in accordance with the following schedule:

•                  during the first 8 months following termination, you will be eligible to receive severance pay at the rate of 100% of your annual base salary

•                  during the 9th and 10th months following termination, you will be eligible to receive severance pay at the rate of 75% of your annual base salary

•                  during the 11th and 12th months following termination, you will be eligible to receive severance pay at the rate of 50% of your annual base salary

The severance pay will be paid at the salary rate (base pay not including IC, bonus(es),  commissions or the like) in effect on the termination date.  The severance will be paid over the course of the severance period in accordance with the Company’s normal pay schedule (not in a lump sum).  During the severance period, you are entitled to (i) remain on the Company’s health and dental insurance plan (making the same payroll contribution as you made on the date of termination as an active employee), (ii) remain on all other Company insurance plans for which you were eligible on the date of termination, and (iii) receive the car allowance, in the usual course, in effect on the termination date.

If you obtain gainful employment during the severance period, then the severance payments (and aforementioned benefits) will be terminated effective on the date that you begin new employment.

As a condition to receiving the aforementioned severance payments and benefits, you must sign and deliver to the Company the Company’s form of General Release of Claims, Non-Compete, Non-Hire and Non-Disparagement Agreement.

11.         CHANGE IN CONTROL SEVERANCE PLAN.  Effective your date of hire, you will receive the protections of the Company’s Change in Control Severance Plan.

12.         RELOCATION.  Pursuant to the Company’s policy, the movement of your household good will be paid as a direct expense of the Company to the applicable vendor.  Three estimates are required.  In addition, the Company will reimburse you for documented expenses up to $27,500 relating to your relocation.

The Company reserves the right to change or modify these programs.  Notwithstanding the foregoing, (i) the position title specified above will not be changed to a title that would be subordinate to the title specified above, (ii) the base salary specified in paragraph 1 above will not be reduced, (iii) the guaranteed portion of the IC described in paragraph 1 above will not be reduced during the years for which it is guaranteed so long as you are actively employed by the Company, (iv) the initial grant of stock options specified in paragraph 4 above will not be reduced when initially granted after 3 months of continuous employment, (v) the vacation specified in paragraph 7 above will not be reduced, (vi) the severance program specified in paragraph 10 will not be reduced, and (vii) the car allowance specified in paragraph 9 above will not be reduced.  In addition, employment with the Company is considered “at-will” and does not represent a specific guarantee; provided, however, that if the Company modifies the benefit programs described in paragraphs 2, 3, 5, 6 and 8 above and paragraph 1 as it relates to the non-guaranteed portion of the IC, you shall be entitled to participate in those modified programs to the same extent that all other employees at your level, class or the like are eligible to participate.

Tony, I want to welcome you to the Company and wish you much success in your new position.

Very truly yours,

Andrew R. Gatto
President and Chief Executive Officer

cc:	J. Weston, R. Benaroya, I. Kaufthal, A. Berrie
W. Landman, J. Kling
E. Goldenberg

ACCEPTED AND AGREED:

/s/ Anthony Cappiello
Anthony Cappiello

Date:	July 27, 2005

EXHIBIT A

TONY CAPIELLO’S INCENTIVE COMPENSATION PROGRAM

(effective August 1, 2005)

IC Factor:  50% of Base Salary, pro-rated based upon date of hire (50% of 2005 Base Salary of $325,000 is $162,500, to be pro-rated based upon date of hire) – subject to “guarantee” set forth in Employment Agreement dated July 27, 2005

2005 CORPORATE OBJECTIVES:

See “Corporate” Business Unit’s IC Target set forth on Exhibit “A” to Russ Berrie and Company, Inc. Incentive Compensation (“IC”) Program (excluding material acquisitions)	Value: 50%* of IC Factor ($81,250)

*Value could be up to 100% of the IC Factor if the Maximum Target is reached.

2005 INDIVIDUAL OBJECTIVES:

Value: 30% of IC Factor ($48,750)
To Be Determined

2005 INDIVIDUAL INITIATIVES:

Value: 20% of IC Factor ($32,500)

1.               Other initiatives as may be mutually determined by CEO and associate throughout course of the year.